Exhibit 10.36

VISTAGEN THERAPEUTICS, INC.

CONVERSION AGREEMENT

This Conversion Agreement (the "Agreement") is entered into as of April 29, 2011 by and among VistaGen Therapeutics, Inc., a California corporation ("VistaGen"), and certain holders of promissory notes of VistaGen listed on Exhibit A hereto (collectively, the "Holders").

R E C I T A L S

WHEREAS, the Holders and VistaGen are parties to that certain Note and Warrant Purchase Agreement dated August 4, 2010, as amended (the "Mini-Bridge Agreement"), pursuant to which VistaGen issued to the Holders unsecured promissory notes ("Notes") and warrants ("Warrants") in accordance with the terms of the Mini-Bridge Agreement.

WHEREAS, VistaGen, Excaliber Enterprises, Ltd., a Nevada corporation ("PubCo"), and a wholly owned subsidiary of PubCo ("Merger Sub") entered into an Agreement and Plan of Merger dated April 28, 2011 pursuant to which the Merger Sub will merge with and into VistaGen with VistaGen remaining as the surviving entity after the merger and shareholders of VistaGen will receive common stock of PubCo in exchange for their capital stock of VistaGen

(the "Merger").

WHEREAS, immediately prior to the closing of the Merger, certain investors (collectively, the "Financing Investors") and VistaGen will complete a private placement financing whereby VistaGen will issue and sell shares of its common stock and warrants to purchase shares of common stock (the "Qualified Financing Securities") to the Financing Investors for aggregate gross proceeds to VistaGen of not less than $3,000,000 (including conversion of any VistaGen indebtedness not otherwise convertible by its terms) (the "Qualified Financing," and with the Merger, collectively the "Proposed Transaction").

WHEREAS, VistaGen and the Holders desire to enter into this Agreement to provide for automatic conversion of all principal and interest accrued through April 29, 2011 pursuant to the Notes into Qualified Financing Securities at the closing of the Qualified Financing on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AG R E E M E N T

1.       Automatic Conversion. Notwithstanding any other provision of the Notes or the Mini-Bridge Agreement, immediately prior to the closing of the Merger, the Holders agree that all principal and unpaid but accrued interest through April 29, 2011 (as set forth on Exhibit A attached hereto) under the Notes shall, concurrently with the closing of the Qualified Financing, automatically convert into the Qualified Financing Securities issued and sold by VistaGen to the Financing Investors in such Qualified Financing, the number of which shall be determined by multiplying all principal and unpaid interest accrued through April 29, 2011 by 1.10 and dividing the product thereof by the purchase price paid for the Qualified Financing Securities by the Financing Investors. In furtherance of the foregoing, the Holders (x) consent to the Merger, and (y) agree to execute and deliver a subscription agreement with respect to the Qualified Financing Securities to be received in consideration of the cancellation of the Notes and accrued interest thereon in the form attached hereto.

2. Forbearance. Subject to the terms of Section 6 below, in the event the Qualified Financing closes after April 30, 2011, by execution of this Agreement, the Holders, in respect of the Qualified Financing Securities he, she or it is entitled to receive in connection with the Qualified Financing, hereby agree to forebear from taking any action to enforce the repayment obligations under the Notes issued pursuant to the Mini-Bridge Agreement prior to June 30, 2011.

3. Satisfaction of All Obligations. The Holders acknowledge and agree that upon the automatic conversion described in Section 1 above all of the obligations of VistaGen pursuant to the Notes shall be deemed paid and satisfied in full.

4. Waiver of Notice. The Holders hereby waive any and all notice requirements set forth in the Mini-Bridge Agreement, the Notes and the Warrants in connection with the consummation of the Proposed Transaction.

5. Further Assurances. The Holders shall, upon the request of VistaGen, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any assignments, consents, transfers and conveyances or waivers as may be required to effect the provisions of the Agreement. The Holders undertake and covenant to provide all assistance of whatever nature to effect the provisions of the Agreement, including executing, acknowledging, delivering or causing to be executed, acknowledged and delivered, any assignments, consents, transfers and conveyances or waivers.

6. Termination. In the event that the Proposed Transaction is not consummated prior to June 30, 2011 for any reason, this Agreement shall automatically terminate and the Notes shall remain in full force and effect in accordance with their terms.

7. Notices. Any notice, demand, or request required or permitted to be given under the Agreement must be in writing and will be deemed given when delivered personally, or three days after being deposited in the United States mail as certified or registered mail, return receipt requested, with postage prepaid, or the day following facsimile transmission, with confirmed transmission, in either case addressed to the address shown below each party's signature, or at such other address as any party may designate by 10 days' advance written notice to the other party.

8. Amendment; Waiver. The Agreement may be amended only by the written consent of the each party. No waiver of any provision of the Agreement will be effective unless in writing and signed by the waiving party.

9.       Governing Law. The Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the state of California.

10. Entire Agreement. This Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement.

11. Conflicting Terms. In the event of any inconsistency or conflict between this Agreement and the Mini-Bridge Agreement, the Notes or the Warrants, the terms, conditions and provisions of this Agreement shall govern and control.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

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THE HOLDERS:

By:

Name:

Title:

Address for Notices:

Attn:

Fax:

[Signature Page to Conversion Agreement]

VISTAGEN:

VISTAGEN THERAPEUTICS, INC.

By:
Shawn K. Singh, J.D., Chief Executive Officer

Address for Notices:

VistaGen Therapeutics, Inc. Attention: Chief Executive Officer 384 Oyster Point Blvd., Suite 8 South San Francisco, California 94080 Facsimile: (650) 244-9991

EXHIBIT A SCHEDULE OF HOLDERS